UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010

QLT Inc.
 (Exact name of registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C., Canada,	V5T 4T5
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 8, 2010, the Board of Directors (the “Board”) of QLT Inc. (“QLT” or the “Company”), on the recommendation of the Executive Compensation Committee (the “Compensation Committee”): (i) approved the 2010 cash incentive structure for executive officers set forth below, which modifies the cash incentive structure that was used for the Chief Executive Officer in previous years, (ii) increased the base salary of each of the Chief Executive Officer and Chief Financial Officer of the Company, and (iii) determined the 2010 corporate goals relating to QLT’s annual cash incentive bonus plan (the “Plan”) in which the executive officers of QLT are eligible to participate.
The Plan provides cash bonuses based on the achievement of goals related to individual and/or corporate performance in 2010. The amount of the cash bonus that our executive officers are eligible to receive is based on a predetermined target percentage of base salary and is subject to the achievement of corporate and/or individual goals, as follows:

		Range of Possible
	Target Bonus	Bonus Payment	Weighting Between
	(as a % of	(as a % of	Corporate and
Level	Base Salary)	Base Salary)	Individual Goals

Chief Executive Officer	75%	0-150%	100% Corporate

Chief Financial Officer and Senior Vice Presidents	45%	0-90%	75% Corporate/ 25% Individual

Vice Presidents who are Executive Officers	40%	0-80%	75% Corporate/ 25% Individual
Individual goals relate to the individual executive officer’s area of responsibility and are designed to facilitate the achievement of QLT’s corporate goals. Executive officers with individual goals may attain between 0% and 200% of their individual goals depending on performance, although the Compensation Committee has the discretion to recognize additional factors and award bonuses outside of this range. Executive officers with corporate goals may attain between 0% and 200% of a corporate goal depending on the extent to which the goal is achieved.
In early 2010, the Compensation Committee retained Radford, an Aon Consulting company (“Radford”), to conduct an executive compensation assessment, including a review of executive compensation trends in QLT’s peer group. The Company’s executive compensation strategy is to align salary levels and cash incentive amounts (pay-at-risk) to those of the Company’s comparator group at or about the 50th percentile. After consideration of the Radford report, the Board, on the recommendation of the Compensation Committee, determined that the salary of Robert Butchofsky, the Company’s Chief Executive Officer, was significantly below the 50th percentile of the Company’s comparator group due to Mr. Butchofsky taking a voluntary 10% base salary cut in 2007, and approved a 10% increase to Mr. Butchofsky’s salary to Cdn$540,540, retroactive to January 1, 2010. Further, in keeping with the Company’s philosophy on pay-at-risk and for Mr. Butchofsky’s pay to be within the range of CEO competitive pay, Mr. Butchofsky’s target bonus as a percentage of base salary was increased from 50% to 75% for 2010. In addition, according to the Radford report, the base salary for Cameron Nelson, the Company’s Chief Financial Officer, fell somewhat below the 50th percentile of the Company’s comparator group. After consideration of the Radford report, the Board, on the recommendation of the Compensation Committee, approved a 3% increase to the salary of Cameron Nelson, the Company’s Chief Financial Officer, to Cdn$351,488, retroactive to January 1, 2010.

The following is the nature and relative weighting of the 2010 corporate goals:
•	Sustained Drug Delivery: Punctal Plug Development — achieve specified milestones related to clinical development and product research and development for the punctal plug drug delivery program: 40%

•	Visudyne — achieve target U.S. Visudyne sales; achieve specified milestones related to U.S. distribution and sales force infrastructure: 15%

•
Development Programs — achieve specified milestones for the retinoid program related to clinical development progress and positive results; achieve specified milestones for the QLT091568 research and development program: 20%

•	Manage Organizational Change / Growth — complete certain key new hires: 5%

•
Manage Business to Drive Intermediate-Term Shareholder Value — improve shareholder value by achieving target adjusted EBITDA; pursue strategic acquisition or in-licensing opportunities for ocular pipeline: 20%

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QLT INC.
Date: March 11, 2010	By:	/s/ Robert L. Butchofsky
		Name:	Robert L. Butchofsky
Chief Executive Officer

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